EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:
Judy Wawroski		Rosanne Palacios
Vice President		Vice President of Marketing
International Bancshares Corporation		International Bancshares Corporation
(956) 722-7611 (Laredo)		(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

CASH AND STOCK DIVIDEND

LAREDO, TX,  April 1, 2005  International Bancshares Corporation (“IBC”) today announced that on April 1, 2005, the Board of Directors approved the declaration of a 40 cents per share cash dividend, for shareholders of record as of the close of business on April 15, 2005 payable on April 29, 2005 as well as a 25% stock dividend per share for all holders of Common Stock, $1.00 par value, of record on May 2, 2005, payable on May 31, 2005.

“Both of these dividends were made possible because of the strong performance of IBC, “ said Dennis E. Nixon, Chairman and CEO of IBC. ”I am also pleased with the completion of the acquisition of LFIN and the systems integration that took place in September 2004.” “It is the inclination of the Board of Directors to continue to declare these dividends, but any declaration of future dividends will depend upon IBC’s financial position, acquisition opportunities and general business conditions at the time.”

On March 7, 2005, IBC reported annual net income for 2004 of $119.0 million or $2.39 per share - basic ($2.35 per share - diluted) compared to $122.1 million or $2.53 per share - basic ($2.48 per share - diluted), which represents a 2.5 percent decrease in net income and a 5.2 percent decrease in diluted earnings per share over the corresponding period in 2003.

IBC (NASDAQ:IBOC - News) is a multi-bank financial holding company headquartered in Laredo, Texas, with over 160 facilities and over 250 ATMs serving more than 70 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.